EXHIBIT 8.2

May 21, 2008

Board of Directors
Sunshine Savings Bank
1400 East Park Avenue
Tallahassee, Florida 32301

Re:  Florida Tax Consequences of Mutual Holding Company Reorganization

Dear Board Members:

We have been requested as tax advisors to Sunshine Savings Bank, a federally chartered mutual savings bank (the “Bank”), Sunshine Savings MHC, a to-be-formed federally-chartered mutual holding company (“Mutual Holding Company”) and Sunshine Financial, Inc., a to-be-formed federally-chartered subsidiary holding company with the power to issue stock (“Stock Holding Company”), to express our opinion concerning certain Florida income tax consequences relating to the reorganization of the Bank from a mutual savings bank to a mutual holding company (all steps in such reorganization are collectively referred to herein as the “Reorganization”) pursuant to that certain Plan of Reorganization of Sunshine Savings Bank from a Mutual Savings Bank to a Mutual Holding Company (the “Plan of Reorganization”).

You have received the May 21, 2008 opinion of Silver, Freedman & Taff, L.L.P. regarding the federal income tax consequences of the Reorganization (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the Mutual Holding Company, and the Stock Holding Company, the Federal Tax Opinion concludes, among other things, that certain transactions contemplated by the Reorganization qualify as tax-free reorganizations under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Bank, the Mutual Holding Company, the Stock Holding Company , and the members of the Bank will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Plan of Reorganization.

This opinion is based upon our understanding that the State of Florida has not specifically adopted provisions similar to those of Sections 368, 351 and 354 of the Code and that since the terms used in the Florida Income Tax Code generally have the same meaning as when used in the Code, the result to the parties to the exchange should be the same for Florida state tax purposes as if Florida had specifically adopted said Sections 368, 351 and 354.

Board of Directors
Sunshine Savings Bank
May 21, 2008
Page Two

Our opinion is based upon (1) the facts and circumstances attendant to the Reorganization, including the representations of the Bank, the Mutual Holding Company, and the Stock Holding Company, as described in the Federal Tax Opinion, (2) current provisions of Florida law, as reflected in Florida statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Reorganization will not result in the recognition of any gain or income on the books of the Bank, the Mutual Holding Company or the Stock Holding Company under generally accepted accounting principles.

It is our opinion that for purposes of the Florida corporate income tax, the implementation of the Reorganization will not cause any adverse income tax liability to be incurred by the Bank, the Mutual Holding Company, the members of the Bank and the Stock Holding Company.

This opinion is limited to the effect of the income tax laws of the State of Florida and to the specific conclusions set forth above, and no other opinions are expressed or implied.  Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein.  In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the State of Florida, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are all subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions.  Any such change could also have an effect on the validity of our opinion.  We undertake no responsibility to update or supplement our opinion.  Our opinion is not binding on the Internal Revenue Service or the State of Florida, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.  This opinion is rendered for your use only, and may not be delivered to or relied upon by any other person or entity without our express written consent, except that we consent to the filing of this opinion with the Office of Thrift Supervision and to Stock Holding Company's Registration Statement on Form S-1 as filed with the SEC.

Very truly yours,

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA